Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Ulm Telecom, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2012, with respect to the consolidated balance sheets of New Ulm Telecom, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which is included in the December 31, 2011 Annual Report on Form 10-K of New Ulm Telecom, Inc.

/s/ Olsen Thielen & Co., Ltd.

Olsen Thielen & Co., Ltd.

St. Paul, Minnesota

June 1, 2012